Exhibit 3.1

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEW YORK HOLDING CORP.”, CHANGING ITS NAME FROM “NEW YORK HOLDING CORP.” TO “WAVE SYNC CORP.”, FILED IN THIS OFFICE ON THE TENTH DAY OF NOVEMBER, A.D. 2025, AT 5:04 O’CLOCK P.M.

2182471 8100 SR# 20254558555	Authentication: 205315200 Date: 11-13-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:04 PM 11/10/2025 FILED 05:04 PM 11/10/2025 SR 20254521262 - File Number 2182471

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is New York Holding Corp.

2.	The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered “Article 1” so that, as amended, said Article shall be and read as follows:

Article 1.

The name of the corporation is Wave Sync Corp. (the “Corporation”).

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By:	/s/ Hong Chen
Name:	Hong Chen
Title:	Chief Executive Officer